UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

VACASA, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-1995316
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
850 NW 13th Avenue
Portland, OR 97209
Telephone: (503) 946-3650
(Address of principal executive offices) (Zip code)

Vacasa, Inc. 2021 Incentive Award Plan
Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan
(Full title of the plans)

Rebecca Boyden
Chief Legal Officer
Vacasa, Inc.
850 NW 13th Avenue
Portland, OR 97209
(Name and address of agent for service)

(503) 946-3650
(Telephone number, including area code, of agent for service)

Copy to:
Julia A. Thompson
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register (1) an additional 4,162,134 shares of Class A common stock, par value $0.00001 per share (“Common Stock”), of Vacasa, Inc. (the “Company”) that may be issued pursuant to the Vacasa, Inc. 2021 Incentive Award Plan (the “2021 Plan”), including shares that have been or may be recycled under the 2021 Plan, shares from an automatic annual increase in the number of authorized shares as of January 1, 2024 pursuant to the “evergreen” provision of the 2021 Plan, and an increase in the number of authorized shares under the 2021 Plan that was approved by the Company’s stockholders on May 21, 2024 at the Company’s annual meeting of stockholders and (2) an additional 220,711 shares of Common Stock of the Company that may be issued pursuant to the Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “ESPP”), which are shares from an automatic annual increase in the number of authorized shares as of January 1, 2024 pursuant to the “evergreen” provision of the ESPP. This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2021 (File No. 333-261693) and May 23, 2023 (File No. 333-272150).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents filed or to be filed with the Commission:

(a)the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (File No. 001-41130) filed with the Commission on March 1, 2024, including the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A (File No. 001-41130) filed with the Commission on April 8, 2024;
(b)the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024 (File No. 001-41130) filed with the Commission on May 10, 2024;
(c)the Company’s Current Reports on Form 8-K (File No. 001-41130) filed with the Commission on February 16, 2024, February 28, 2024, March 8, 2024, April 25, 2024, May 9, 2024 and May 23, 2024 (excluding portions of such Current Reports furnished under Items 2.02 and 7.01 and any exhibits furnished that relate to such items); and
(d)the description of Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41130) filed with the Commission on December 7, 2021, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K (including any exhibits furnished on such form that relate to such items) be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation and bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of:

(1)a director or officer for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders;
(2)a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(3)a director under Section 174 of the DGCL (pertaining to unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions);
(4)a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
(5)an officer in any action by or in the right of the corporation.

The Company’s certificate of incorporation currently provides for such limitation of liability to the fullest extent permitted by the DGCL for directors, and an amendment to the Company’s certificate of incorporation is expected be filed that will provide for such limitation of liability to the fullest extent permitted by the DGCL for officers.

The Company has entered into indemnification agreements with each of its directors and executive officers to provide for contractual indemnification in addition to the indemnification provided in the Company’s certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of the Company’s board of directors to the maximum extent permitted by applicable law. The Company believes that these provisions and agreements are necessary to attract qualified directors.

The Company also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to indemnification provisions contained in the Company’s certificate of incorporation and bylaws or otherwise as a matter of law.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of Vacasa, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on December 9, 2021).
4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vacasa, Inc., dated May 23, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on May 25, 2023).

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Vacasa, Inc., dated October 2, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on October 3, 2023).

4.4	Amended and Restated Bylaws of Vacasa, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-41130) filed on December 9, 2021).
4.5
Specimen Class A Common Stock Certificate of Vacasa, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-4 (File No. 333-258739) filed on October 22, 2021).

5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page of this Registration Statement).
99.1
Vacasa, Inc. 2021 Incentive Award Plan, as amended and restated on May 21, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 001-41130) filed on May 23, 2024).

99.2
Vacasa, Inc. 2021 Nonqualified Employee Stock Purchase Plan, as amended and restated on May 23, 2023 (incorporated by reference to Exhibit 10.24 of the Company’s Annual Report on Form 10-K filed on March 1, 2024 (File No. 001-41130)).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on May 23, 2024.

VACASA, INC.

By:	/s/ Robert Greyber
Robert Greyber
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vacasa, Inc., hereby severally constitute and appoint Robert Greyber and Rebecca Boyden, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Greyber	Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2024
Robert Greyber

/s/ Bruce Schuman	Chief Financial Officer (Principal Financial Officer)	May 23, 2024
Bruce Schuman

/s/ Craig Gracey	Principal Accounting Officer (Principal Accounting Officer)	May 23, 2024
Craig Gracey

/s/ Joerg Adams	Director	May 23, 2024
Joerg Adams

/s/ Ryan Bone	Director	May 23, 2024
Ryan Bone

/s/ Chad Cohen	Director	May 23, 2024
Chad Cohen

/s/ Benjamin Levin	Director	May 23, 2024
Benjamin Levin

/s/ Barbara Messing	Director	May 23, 2024
Barbara Messing

/s/ Jeffrey Parks	Chairman of the Board of Directors	May 23, 2024
Jeffrey Parks

/s/ Karl Peterson	Director	May 23, 2024
Karl Peterson

/s/ Chris Terrill	Director	May 23, 2024
Chris Terrill